Exhibit 99.1
Press Release

[OBJECT OMITTED]

NEWS RELEASE
January16, 2007
PYR ENERGY REPORTS QUARTERLY FINANCIAL RESULTS
PROVIDES OPERATIONAL UPDATE

     DENVER – PYR Energy Corporation (AMEX:PYR) today announced financial results for the three months ended November 30, 2006. The Company recorded $2,619,000 in total oil and gas revenues during the quarter ended November 30, 2006, which is a 31% increase from the same period a year ago ended November 30, 2005, when we recorded $2,003,000 in total oil and gas revenues. Of the $2,619,000, we recorded $1,731,000 from the sale of 264,106 Mcf of natural gas for an average price of $6.56 per Mcf, which is down 31% from the prior year price, and $840,000 from the sale of 14,736 Bbls of oil for an average price of $56.98 per Bbl. In addition during the quarter, the Company received $48,000 from the sale of natural gas liquids and other products for an average price of $50.39. The Company recorded net income of $383,000, or $0.01 per common share, compared with net income of $456,000, or $0.01 per common share, for the three months ended November 30, 2005.

     Net production for the quarter ended November 30, 2006 totaled 357,142 Mcfe compared to 205,856 Mcfe for the quarter ended November 30, 2005, resulting in an increase of 73%. Lease operating expenses (LOE) per produced Mcfe averaged $1.19 for the first quarter 2006, which was unchanged from the corresponding quarter of 2005. Comparing the quarters ended November 30, 2006 (1Q06), and August 31, 2006 (4Q06), total oil and gas revenues for the first quarter were 3% higher, net production increased by 5%, and total operating expense decreased by 13%.

     At November 30, 2006, the Company had cash of $4,872,000, oil and gas receivables of $1,707,000, current liabilities of $2,052,000, total assets of $28,810,000, and stockholders’ equity of $18,892,000. There were 37,993,259 common shares outstanding at November 30, 2006.

Selected Operational Update:

     The Company’s #1-30 Duck Federal well located within the Whitney Canyon-Carter Creek field complex in the Overthrust Belt area of Uinta County, Wyoming is currently producing approximately 6.0 MMcf of gas, 90 barrels of associated condensate and 350 barrels of water per day. Production has improved since recently running a tubing string after an extended shut-in. Following the successful completion of the Duck well, the Company and its partners shot 23 square miles of 3-D seismic to define future drilling locations, and the data is now being processed.  The Company has a 28.75% working interest in the #1-30 Duck Federal well and the 3-D seismic.

     In addition, the Company has agreed to participate for a 28.75% working interest in the re-drilling of an existing well, the UPRC #25-1, which directly offsets the #1-30 Duck well. The Company was informed by the operator that the drilling rig it expected to use to drill the re-entry of the UPRC #25-1 well has been released temporarily to drill an intervening well for another operator.

     The Company has recently acquired a 20% working interest in 3116 gross acres in the North Stockyard Creek field in Williams County, North Dakota where the operator has used horizontal drilling techniques. It is anticipated that extended reach horizontal drilling can significantly improve the production rates of wells in this field. The Company’s first development well in the North Stockyard Creek field, the Harstad #1-15H, has been drilled to a depth of 10,000’ to evaluate the hydrocarbon potential of the Bluell formation. The Company has determined that the Bluell zone is capable of commercial production and intermediate casing has been set in the curved portion of the hole. The zone will then be horizontally drilled in a southeasterly direction to a maximum of 5,800'. With a successful completion of this well, the Company expects that additional development wells may be drilled on the acreage in which the Company has an interest.

     The Company’s Sun Fee GU #1-ST (“Sun Fee Well”), located in the Nome Field in Jefferson County, Texas, currently produces from the upper Yegua at an average rate of 7.2 MMcf/day and 365 BO/day (9.4 MMcfe/day).  At the end of December 2006, the well had cumulative production of over 12.3 Bcfe. Based on pooling of lands into the Sun Fee Sidetrack Unit (the “Sidetrack Unit”) by the operator, our current net revenue interest in the well and associated lands is 5.7%, consisting of a 5.19% working interest with a 1.5% overriding royalty interest.  We and the other working interest partners control approximately 4,200 of gross leasehold acres in the project. Our revenues and costs associated with the production from the Sun Fee Well, as well as our costs incurred on the Nome Project, are subject to a net profits agreement of 50% with Venus Exploration Trust (“Trust”). We are currently in litigation with the operator of the Sun Fee Well, Samson Lone Star L.P. (“Samson”), concerning, among other matters, Samson’s pooling of certain lands into the production unit and the corresponding reduction in our working interest.

     An additional well, in which the Company has an 8.33% working interest, the Nome-Long #1, has been completed in the Nome Field. The well logged about 135 feet of potential Yegua gas sand. Sales from this well had been delayed pending the construction of the Nome Central Facility by the operator. With this facility now complete, the Nome-Long #1 well is currently producing at January 15, 2007, 7.0 MMcf and 230 BO per day on a 13/64th choke from limited perforations (26feet) in the Yegua Formation. The operator has indicated that it will flow test this lower interval for approximately 30 to 45 days before adding an additional 97 feet of uphole perforations to the flow stream. Our interests in wells drilled in this prospect are subject to the Trust’s initial net profits interest of 50%.

     PYR has signed an AFE with the operator to drill the Nome-Harder #1, which will offset the Nome-Long #1well by approximately 2685 feet to the northeast. We expect drilling operations to begin on the Nome-Harder #1 within the next couple of months. PYR is participating with an approximate 4.167% working interest in this planned 15,000 feet test of the Yegua Formation. Our interest in this well will be subject to the aforementioned Trust net profits interest of 50%.

     At the Madison project in the northern part of the Constitution Field, located in Jefferson County, Texas, the Maness Gas Unit #1 well is currently producing approximately 350 BO/day and 1.2 MMcf/day (3.3 MMcfe/day). The production rate continues to improve steadily after the well was shut in for an extended period over a year ago. The Company has a 12.5% working interest in the Maness Gas Unit #1 well.

     Also in the Madison prospect, the Company participated in drilling the Wall #1 well, in which the Company has a 17.5% working interest. This well is a development well that offsets the Maness GU#1 well. The Wall well was completed during December 2006 and is producing small volumes of hydrocarbons. It is currently undergoing further testing procedures. During completion, the well suffered significant near well bore damage. Following planned mitigation measures, the Company will determine whether the well is commercial. Our interests in wells drilled in this prospect are subject to the Trust’s initial net profits interest of 50%.

     Commenting on the quarterly and operational results, Kenneth R. Berry, Jr., President and CEO, stated, “Overall, we are pleased by our results. We expect continued increases in production and revenues as new wells are brought on line in our core areas of the Rockies and Gulf Coast. At the Mallard project in Wyoming, we are excited about the potential possibilities to drill additional wells in the southern extension of the giant Whitney Canyon Carter Creek Field. In addition, we look forward to the ultimate contribution that the Nome-Long #1 well will add to the Company. PYR continues to pursue its drilling portfolio and remains committed to seeking more projects and acquisitions.”

     Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil.  At the current time, PYR’s activities are focused in select areas of the Rocky Mountain region, Texas and the Gulf Coast.  Additional information about PYR Energy Corporation can be accessed via the Company’s web site at www.pyrenergy.com.

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     This release and the Company’s website contain forward-looking statements regarding PYR Energy Corporation’s future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. This press release and the Company’s website include the opinions of PYR Energy and does not necessarily include the views of any other person or entity.

Contact:	1675 Broadway, Suite 2450
Kenneth R. Berry, Jr., President	Denver, CO 80202
Tucker Franciscus, VP	Phone: 303.825.3748
Fax: 303.825.3768